Exhibit 10.15

March 10, 2023

VIA EMAIL

PERSONAL & CONFIDENTIAL

Blake Bilstad

[redacted address]

Re: Separation of Employment

Dear Blake:

As has been discussed with you, in order to properly respond to the shifting market conditions which have directly impacted our business, Beachbody, LLC, a wholly-owned subsidiary of The Beachbody Company, Inc. (together with each of its parents and subsidiaries, “Beachbody” or the “Company”) needs to reprioritize its business operations. As part of this, Beachbody and you have mutually agreed to transition your employment, effective as of May 1, 2023 (the “Separation Date”).

You will receive your regular paychecks consistent with the Company’s periodic pay practices from now through and including the Separation Date, as well as payment for your accrued but unused PTO/vacation in accordance with our current policies. Although we will be extending you additional benefits if you enter into a separation and release agreement with Beachbody, pursuant to your Offer of Employment dated September 27, 2021 (your “Offer Letter”), we want to be clear that you do NOT have to enter into a separation and release agreement in order to receive your pay and PTO/vacation through the Separation Date.

In addition, if you execute, do not revoke and abide by the attached Confidential Separation and General Release Agreement (the “Release”), and should any vesting remain on your outstanding stock options or restricted stock units (“Equity Grants”), you will receive accelerated vesting of your Equity Grants up through May 15, 2024 pursuant to the terms of your Offer Letter, plus an additional 90 days in which to exercise your options (for a total of 180 days after your Separation Date). In addition, if you execute, do not revoke and abide by the Release, the Company will pay you $606,666.67 in a lump sum amount, less applicable state and federal withholdings and any other withholdings required by law or authorized in writing by you, on the first payroll date after the Separation Date. The Company will also provide Company-subsidized healthcare coverage at the same levels as in effect on the date of termination for twelve (12) months following the Separation Date (including reimbursement for any required COBRA payments) at no cost to you. Collectively, the benefits in this paragraph are referred to as the “Severance Benefits” and will replace any promises upon termination contained in your Offer Letter, or otherwise, which will be waived and released by you in full.

You may sign the Release after your employment termination date and up until 5pm (Pacific Time) on May 10, 2023, after which the offer for severance will expire.

400 Continental Blvd., Suite 400, El Segundo, California 90245 (310) 883-9000

March 10, 2023

Consistent with applicable law, enclosed with this letter is any additional information that the Company is required to provide to you upon termination of employment.

This also confirms that if you are insured under the Company’s group insurance plans, you and your eligible dependents will receive COBRA notice under separate cover mailed directly to the residential address you have on file with Beachbody (if you need to update this address for yourself or your insured dependents, please let us know as soon as possible).

Finally, we also would like to remind you of your obligations under your existing Confidentiality and Non-Solicitation Agreement and your Dispute Resolution Agreement with the Company, as well as your duties under applicable law, to refrain from disclosing or utilizing confidential information of the Company, as well as to abide by the non-interference obligations detailed in the attached Release.

Once again, we want to thank you for all your hard work and wish you the best in your future endeavors. Please contact me or Kathy Vrabeck if you have any questions regarding these issues.

Sincerely,

/s/ Liz Dellums

Liz Dellums

Senior Vice President, Head of People

Attachments:

Release

400 Continental Blvd., Suite 400, El Segundo, California 90245 (310) 883-9000

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT

This Confidential Separation and General Release Agreement (the “Agreement”) is made by and between Blake Bilstad (“Employee”) and Beachbody, LLC, a Delaware limited liability company (the “Company”) in consideration of the offer by the Company to provide the Severance Benefits set forth in a letter dated March 10, 2023, a copy of which is attached to, and made a part of, this Agreement (the “Letter”). This Agreement was first provided to Employee on the date set forth on the Letter. Employee acknowledges that if Employee does not sign this Agreement, Employee will not be entitled to receive the Severance Benefits. This Agreement may not be signed before the end of Employee’s last day of employment on May 1, 2023 and must be signed and returned to the Company before 5:00 pm (Pacific Time) on May 10, 2023 or the offers contained herein and in the Letter will expire and will be null and void.

1. General Release. In consideration of the covenants undertaken by the Company, including but not limited to payment of the Severance Benefits, provided Employee executes and does not revoke agreement to the Agreement, and except for those obligations created by or arising out of this Agreement, Employee, on Employee’s own behalf and on behalf of Employee’s spouse (if any), partner, descendants, dependents, heirs, executors, administrators, assigns and successors, agrees to and acknowledges in this Agreement full and complete satisfaction of, and irrevocably and fully and forever releases, absolves, discharges, waives and promises not to sue or otherwise institute, initiate or participate in any legal or administrative proceedings against the Company or any of its current, former or future affiliates, subsidiaries or related entities or any of their respective past or present, officers, directors, shareholders, members, agents, attorneys, insurers, representatives, trustees, contractors, administrators or employees (hereinafter collectively referred to as “Company Releasees”), from and with respect to any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee now owns or holds or has at any time prior to Employee’s execution of this Agreement owned or held as against any Company Releasee based on actions or events that occurred prior to the date Employee executes this Agreement (collectively “Claims”), including, without limitation,

a. any and all Claims relating to or arising from Employee’s employment relationship with the Company and/or the termination of that relationship including but not limited to any promises made by the Company for the benefit of Employee in the Revised Offer Letter (as defined in the Letter) which terms have been restated and superseded by the attached Letter);

b. any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract (both express and implied); breach of a covenant of good faith and fair dealing (both express and implied); promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; physical injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

c. any and all Claims for violation of any federal, state, local or municipal law, regulation, ordinance, constitution or common law relating to employment, conditions of employment (including bona fide disputes as to wage and hour laws, except to the extent prohibited by law), compensation and/or employment discrimination, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Federal Rehabilitation Act; the Fair Labor Standards Act; the Employee Retirement Income Security

Act of 1974; The Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Business and Professions Code, and the California Labor Code, including, but not limited to section 201, et seq,. section 970, et seq., sections 1400-1408; including all amendments to each such law, regulation, ordinance, constitution or common law; and

d. any and all Claims for attorneys’ fees, legal costs and associated or related penalties.

2. Section 1542 Waiver. It is a further condition of the consideration for this Agreement and the Severance Benefits, and is the intention of Employee in executing this Agreement, that Employee’s release under this Agreement will be effective as a bar as to each and every Claim, demand and cause of action specified above and, in furtherance of Employee’s intention, Employee expressly waives any and all rights and/or benefits conferred by the provisions of Section 1542 of the California Civil Code and any similar state or local laws, and expressly consents that this Agreement will be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions specified above. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee acknowledges and agrees that Employee may later discover claims or facts in addition to, or different from, those which Employee now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected Employee entering into this Agreement. Nevertheless, Employee waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. Employee further acknowledges and agrees that Employee understands the significance and consequence of Employee’s release and the specific waiver of Section 1542 and any similar state or local laws. However, the releases contained in this Agreement shall not apply to: (a) any claim for workers’ compensation insurance benefits; (b) any unemployment benefits to which Employee may be entitled; (c) any claim for indemnity under California Labor Code section 2802 and any similar state laws requiring reimbursement of business-related expenses; and (d) any other claim that cannot as a matter of law be waived. However, this Agreement does not prohibit Employee from filing a claim with a governmental agency where such claim cannot as a matter of law be waived, or from filing any other claim that may not be waived as a matter of law, however, with the exception of payments for any claims made for workers’ compensation benefits, unemployment benefits, and other payments that cannot as a matter of law be waived, Employee agrees not to accept any payments arising out of any such claims.

3. ADEA Waiver. In exchange for the Severance Benefits, and in accordance with the Older Workers Benefit Protection Act, Employee expressly acknowledges and agrees that by entering into this Agreement, Employee is knowingly and voluntarily waiving any and all rights and releasing all claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), that Employee may have otherwise had against the Company or any Company Releasee through the date Employee executes this Agreement. Employee also expressly acknowledges and agrees that:

a.
In return for this Agreement, Employee will receive consideration, that is, something of value (the Severance Benefits), beyond that to which Employee was already entitled before entering into this Agreement;

b.
Company has advised Employee to consult with an attorney (at Employee’s expense) before signing this Agreement;
c.
Employee is informed that Employee has 45 days from the date that this Agreement was provided to Employee, to consider whether to sign and accept the terms of this Agreement; and, that if Employee signs this Agreement prior to the 45-day period, Employee will have done so voluntarily and with full knowledge that Employee is waiving the right to have the full 45 days to consider this Agreement;
d.
Nothing in this Agreement prevents Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
e.
Employee is informed that Employee has 7 days following the date that Employee signs this Agreement (which may not be signed prior to May 1, 2023) during which Employee may revoke it. This Agreement will become void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company’s Senior Vice President, Head of People, or delegate, during the 7-day revocation period. If Employee exercises the right of revocation, neither Company nor Employee will have any obligations under this Agreement. This Agreement is not effective until and only when seven (7) days have passed since Employee executes the Agreement and does not revoke this Agreement (the “Effective Date”). Employee expressly understands and agrees that unless waived by Company, any payments due in connection with this Agreement will not be made prior to the Effective Date.

4. No Admission of Liability. While this Agreement resolves any and all issues between Employee and the Company, as well as any future effects of any acts or omissions that occurred prior to the date Employee executes the Agreement, it does not constitute an admission by Employee, Company, or any other Company Releasee of any violation of any federal, state or local law, ordinance, constitution, regulation or common law, or of any violation of Company’s, or any other Company Releasee’s, policies or procedures or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement, including the payment of funds, will be construed to be, or will be, admissible in any proceeding as evidence of liability or wrongdoing by Employee or Company. This Agreement may be introduced, however, in any proceeding to enforce this Agreement pursuant to an order protecting its confidentiality.

5. Employee’s Covenants, Acknowledgements and Agreements. Employee:

f.
acknowledges and agrees that Employee has already received pay for all earned wages and other compensation due to Employee through Employee’s last day of employment with the Company and affirms that Employee is fully paid for any and all expenses incurred on behalf of Company, reimbursements, vacation, paid time off, and all accrued and vested wages, bonuses, commissions, and all forms of compensation and benefits; and
g.
Employee further agrees that during and after the term of this Agreement, Employee will be available, upon reasonable notice and under reasonable conditions, to assist Company in any capacity with respect to matters of which Employee was involved or had knowledge while employed by Company. Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving Company, preparing for and giving testimony, including written declarations or statements, and other similar activities.

6. Confidentiality. Employee agrees that Employee must keep the terms and conditions of this Agreement strictly confidential and, unless required by law, will not disclose them to any other person,

other than legal and financial advisors or family members who must also be advised of its confidentiality and who must agree to be bound by the confidentiality obligations. Without limiting the generality of the previous sentence, to the fullest extent permitted by law, Employee will not respond to, or in any way participate in or contribute to, any public discussion, notice, or other publicity concerning, or in any way relating to, execution or the terms of this Agreement. Without limiting the generality of the previous sentences, Employee specifically agrees that Employee will not disclose information regarding this Agreement to any current or former employee or consultant of any Company Releasee. As a further condition of this Agreement, Employee agrees to promptly return, in good condition, any and all property in Employee’s possession belonging to Company, including, but not limited to, papers, files, documents, reference guides, electronic devices, computer data, media tapes, keys, and parking passes, and shall not retain any copies, summaries, reproductions or excerpts of any of the foregoing in any format (whether hard copy, electronic or otherwise), and to the extent Employee has any Company property stored on Employee’s personal home computer(s) or any other personal electronic storage device(s), Employee shall forward a copy of all such property to the Chief People Officer and then shall immediately irretrievably delete all such property from Employee’s personal home computer(s) and other personal electronic storage device(s). Nothing in this or any other agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of Company to make any such reports or disclosures, and Employee is not required to notify Company that Employee has made such reports or disclosures. Nothing herein is intended to limit Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning any alleged criminal conduct or alleged harassment by Company, Company’s agents, or Company’s employees, when Employee is required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

7. Non-Disparagement. To the fullest extent permitted by law, Employee agrees that Employee will not directly or indirectly, make, ratify, infer, criticize by means of any disparaging, critical or negative remarks, public or private, oral or written, to any person or entity about Company or Company Releasees, or any of their respective products, services, business affairs, employees, officers, members, directors, partners, or consultants, including but not limited to, in any medium now known or hereinafter devised, including without limitation all social media (e.g., Twitter, Facebook, LinkedIn, Instagram, etc.) weblogs, chat rooms, e-mails, text messages, or other medium associated with the world wide web, Internet, or wireless communications, and to any person or entity (whether done anonymously or not), to the extent not limited by the National Labor Relations Board or other governmental agency, its rule making and decision, and provided, however, that truthful statements made by a party in any judicial or administrative proceeding do not violate this paragraph. Employee affirms that Employee has not made any claim of harassment, discrimination, or retaliation based on any protected status arising out of or relating to Employee’s employment with Company. Notwithstanding the foregoing, nothing herein is intended to limit an Employee’s right to discuss or disclose truthful factual information related to unlawful acts in the workplace (including conduct that Employee has reason to believe is unlawful), any claim or complaint of sexual assault, harassment, discrimination, retaliation, or any other claim or complaint set forth in California Code of Civil Procedure sections 1001 and 1002 and similar state or local laws, where such disclosure must be permitted by law.

8. Warranty Concerning No Other Actions. Employee acknowledges and agrees that Employee is unaware of any claim, right, demand, debt, action, obligation, liability or cause of action that Employee may have against any Company Releasee which has not been released by this Agreement, except for any claim for workers’ compensation insurance benefits which has been previously filed in writing with the Company. Employee acknowledges and agrees that no charge, complaint, action, application, petition, or grievance brought by Employee or on Employee’s behalf regarding any of the released Claims is currently open or presently exists against the Company or any other Company Releasee in any forum or form, except for any claim for workers’ compensation insurance benefits. By executing this Agreement,

Employee also expressly agrees to opt out of any class or representative action and to take such other steps as Employee has the power to take to disassociate Employee from any class or representative action seeking relief against the Company (except for any claim under the California Private Attorneys General Act) or any other Company Releasee regarding any of the released Claims and further understands Employee shall not be entitled to receive or collect anything for any claims that Employee has released under this Agreement. Employee further warrants that Employee has not previously assigned or transferred any of the claims that are the subject of this Agreement.

9. Notice. Except as otherwise provided in this Agreement, all notices or other communications to be given or that may be given by either party to the other will be deemed to have been duly given when made in writing and delivered in person, 1 business day after being sent by recognized overnight courier or 5 days after deposit in the United States mail, certified, postage prepaid, return receipt requested and addressed to Employee at the address provided on the Letter, and Company at 400 Continental Blvd., Suite 400, El Segundo, California 90245, attention Senior Vice President, Head of People.

10. Agreement to Arbitrate. Any dispute or controversy arising out of or related to Employee’s employment with the Company or the termination of Employee’s employment with Company, or with respect to the interpretation, enforcement or breach of this Agreement must be submitted exclusively to binding arbitration pursuant to the Federal Arbitration Act (“FAA”), before a single neutral arbitrator with JAMS in the county in which Employee was last approved to regularly perform services for the Company, in accordance with the employment arbitration rules of JAMS then in effect. The Company will pay the costs of the arbitration service, but each party will otherwise pay for its own attorneys’ fees and costs, including costs of discovery. (The current JAMS rules can be found at www.jamsadr.com/rules-employment-arbitration or by requesting a copy from the People Department.) If JAMS is unable or unwilling to provide arbitration services in such an instance, the arbitration will be conducted through the American Arbitration Association (“AAA”). (The current AAA rules can be found at www.adr.org under the Rules & Procedures or by requesting a copy from the People Department.) The arbitrator shall apply the substantive law of the state in which Employee was last approved to regularly perform services, except to the extent that a federal claim has been made, in which case federal substantive law shall apply. The arbitrator shall apply the procedural rules of the arbitration service. The determination of whether or not a claim is arbitrable shall be made pursuant to the Federal Arbitration Act. The arbitrator shall have sole and exclusive authority to determine the arbitrability of any dispute. The arbitrator will permit the parties to conduct reasonable discovery under the rules in effect for the arbitration and will make issue a decision in a written document setting forth the facts and law considered. The arbitrator’s decision shall be final and binding on the parties. The parties agree that any claim may only be brought in an individual capacity. The arbitrator may award attorneys’ fees to the prevailing party, but only to the extent that existing applicable law permits such an award. Any award or relief granted by the Arbitrator hereunder will be final and binding on the parties to this Agreement and may be entered in and enforced by any court of competent jurisdiction. The parties acknowledge and agree that, by mutually agreeing to arbitrate their claims against each other, they are waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. Notwithstanding the requirements of this paragraph, this agreement to arbitrate claims does not apply to claims which, as a matter of law, may not be required to be arbitrated, including without limitation claims for unemployment insurance benefits and workers’ compensation insurance benefits (collectively, “nonarbitrable claims”). If any nonarbitrable claims are made, such claims will be decided in a court of competent jurisdiction, however, any such claims made in court shall be stayed until such time as the arbitration proceeding has concluded and a decision has been rendered by the arbitrator.

11. Miscellaneous. This Agreement will be deemed to have been executed and delivered within the state in which Employee was last approved to provide services to Company, and the rights and obligations of the parties under this Agreement will be construed and enforced in accordance with, and governed by, the laws of the state in which Employee was last approved to provide services to Company without regard to principles of conflict of laws. If any provision of this Agreement or the application of it is held invalid, such invalidity will not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to the extent the provisions of this Agreement are declared to be severable. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same will not be construed against any party on the basis that the party was the drafter. No waiver of any breach of any term or provision of this Agreement will be construed to be, or will be, a waiver of any other breach of this Agreement. No waiver will be binding unless in writing and signed by the party waiving the breach. No provision of this Agreement can be changed, altered, or modified except in a writing signed by Employee and a duly authorized officer of the Company. This Agreement, together with the Letter, constitutes and contains the entire agreement and understanding concerning Employee’s employment with the Company, separation from employment, and the other subject matters addressed in this Agreement, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, except for agreements or portions of other agreements concerning the confidentiality of business information, agreements concerning the ownership of intellectual property, and agreements concerning the resolution of employment disputes (including without limitation the Employee Confidentiality and Inventions Agreement), that provide the Company with greater rights than this Agreement. This is otherwise a fully integrated agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Voluntary Execution of Agreement. Employee acknowledges and agrees that Employee has executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company, with the full intent of releasing all Claims as set forth above. Employee further acknowledges that Employee: (a) has read this Agreement; (b) has had the opportunity to seek legal counsel of Employee’s own choice, and at Employee’s cost, to discuss the legal effects of this Agreement before signing; (c) understands the terms and consequences of this Agreement and of the releases it contains; and (d) is fully aware of the legal and binding effect of this Agreement.

Agreed and signed in the city and state of ___________, California, this ____ day of May, 2023.

Signed:____________________________________

Blake Bilstad

Confirmed and agreed:

Beachbody, LLC

Signed:

Printed Name: Liz Dellums

Title: Senior Vice President, Head of People